Exhibit 99.1
HEADLINE: Meredith Shareholders Encouraged to Vote in Special Shareholder Meeting

Dear Meredith employee,

As you read earlier this week, Meredith continues to expect its pending acquisitions by Gray Television and IAC’s Dotdash Media Inc. close on December 1.

For those of you who are Meredith shareholders, voting is now available on the proposed sale of Meredith Corp. to Gray Television. This transaction includes the spin-off of Meredith’s digital, magazine, and corporate functions to our shareholders.

Your vote matters, and you are encouraged to exercise your shareholder rights by voting.

You should have received communication from your broker recently regarding your voteable Meredith shares. The specific process to vote may differ depending on where your shares are located, and the communication you received should include instructions.

We also invite you to attend the special virtual Meredith shareholder meeting, during which you will have an opportunity to vote on the Gray merger transaction if you haven’t already done so. The special meeting is to be held on November 30, 2021, at 10 a.m. CST.

You may also have received communication regarding Meredith’s regular annual shareholder meeting scheduled for December 29, 2021. That meeting will be cancelled if the Gray merger transaction successfully closes before then.

Additional Information and Where to Find It
This communication is not a solicitation of a proxy from any shareholder of Meredith Corporation (the “Company”). In connection with the proposed merger and spin-off, the Company has filed relevant materials with the SEC, including a proxy statement (File No. 001-05128) (the "Proxy Statement"). In addition, Meredith Holdings Corporation (“Meredith Holdings”) has filed a registration statement on Form 10 (File No. 000-56367) and a related information statement (the “Registration Statement”) with respect to the proposed spin-off and its common stock.

Exhibit 99.1
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, MEREDITH HOLDINGS, GRAY, THE GRAY MERGER AND THE SPIN-OFF AND THE CONDITIONS THAT MUST BE SATISFIED TO COMPLETE THE TRANSACTIONS. The Proxy Statement and Registration Statement, and other relevant materials, and any other documents filed by the Company, Meredith Holdings, and Gray with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. The documents filed by the Company may also be obtained for free from the Company's Investor Relations web site (http://ir.meredith.com) or by directing a request to the Company's Shareholder/Financial Analyst contact, Mike Lovell, Executive Director of Corporate Communications, at 515-284-3622.

Participants in the Solicitation
The Company and Gray and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company in connection with the proposed Gray merger. Information about Gray's directors and executive officers is available in Gray's definitive proxy statement, dated March 25, 2021, for its 2021 annual meeting of shareholders. Information about the Company's directors and executive officers is available in the Company's definitive proxy statement, dated October 27, 2021, for its 2021 annual meeting of shareholders. Other information regarding the participants and description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and the Registration Statement regarding the proposed Gray merger and spin-off that the Company and Meredith Holdings have filed with the SEC.